Exhibit 3.27
CERTIFICATE OF LIMITED PARTNERSHIP
OF
WELLS MANUFACTURING, L.P.
     This Certificate of Limited Partnership of New Wells LP is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.
     1. The name of the limited partnership is:
Wells Manufacturing, L.P.
     2. The address of the registered office of the limited partnership in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     3. The name and address of the general partner of the limited partnership is:
UCI-Wells Holdings, L.L.C.
c/o United Components, Inc.
14601 Highway 41 North
Evansville, Indiana 47725
Attn: David Forbes
     IN WITNESS WHEREOF, the undersigned, being the sole general partner of the limited partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 21st day of December, 2005.

UCI-Wells Holdings, L.L.C. its general partner
By:	/s/ David Forbes
	Name:	David Forbes
	Title:	Assistant Treasurer

1